ACCOUNTANTS' CONSENT




The Board of Directors
Publix Super Markets, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Publix Super Markets, Inc. of our report dated February 25, 1998, relating to the consolidated balance sheets of Publix Super Markets, Inc. and subsidiaries as of December 27, 1997 and December 28, 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 27, 1997, and all related schedules, which report appears in the December 27, 1997 annual report on Form 10-K of Publix Super Markets, Inc.



/s/ KPMG Peat Marwick LLP



Tampa, Florida
August 31, 1998